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                                                                      EXHIBIT 12


              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                        1988            1989           1990            1991          1992          1993
Earnings:                              -------         -------        -------         -------       -------       -------
  Pre-tax earnings                     277,869         324,082        352,510         380,757       417,870       314,557

  Fixed charges and preferred
     stock dividends                    57,895          62,896         65,053          70,895        67,808        53,458
  Less:  interest capitalized
     included above                     (2,341)           (667)        (5,919)         (9,065)       (4,323)         (333)
                                       -------         -------        -------         -------       -------       -------
  Earnings before fixed charges        333,423         386,311        411,644         442,587       481,355       367,682
                                       =======         =======        =======         =======       =======       =======

Fixed charges and preferred stock dividends:
  Interest expense                      40,820          48,149         46,249          50,212        55,661        47,420

  Capitalized interest                   2,341             667          9,657          16,799        20,373         9,897
  Less:  imputed capitalized interest*       0               0          3,738           7,734        16,050         9,564
                                       -------         -------        -------         -------       -------       -------
  Adjusted capitalized interest          2,341             667          5,919           9,065         4,323           333

  Adjusted preferred dividends**        11,966          11,353         10,405           9,121         5,113         3,817

  Estimated interest factor of
    rental expense                       2,768           2,727          2,480           2,497         2,711         1,888
                                       -------         -------        -------         -------       -------       -------
    Total fixed charges                 57,895          62,896         65,053          70,895        67,808        53,458
                                       =======         =======        =======         =======       =======       =======

Ratio of earnings to fixed charges         5.8             6.1            6.3             6.2           7.1           6.9
  and preferred stock dividends

Earnings before fixed charges          333,423         386,311        411,644         442,587       481,355       367,682
  Interest credited for deposit
    products                            35,403          44,362         57,937          74,613        77,673        57,082
                                       -------         -------        -------         -------       -------       -------
Adjusted earnings before fixed charges 368,826         430,673        459,581         517,200       559,028       424,764
                                       =======         =======        =======         =======       =======       =======

Fixed charges                           57,895          62,896         65,053          70,895        67,808        53,458
  Interest credited for deposit
    products                            35,403          44,362         57,937          74,613        77,673        57,082
                                       -------         -------        -------         -------       -------       -------
Adjusted fixed charges                  93,298         107,258        122,990         145,508       145,481       110,540
                                       =======         =======        =======         =======       =======       =======
Ratio of earnings to fixed charges
  and preferred stock dividends
  including interest credited on
  deposit products as a fixed charge       4.0             4.0            3.8             3.6           3.8           3.8
                                       =======         =======        =======         =======       =======       =======
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* Capitalized interest in accordance with SFAS 34 which did not reduce interest expense

**Percentage computed from tax provision as a percentage of pretax earnings